Exhibit 10.6
FIRST FINANCIAL CORPORATION 2005
EXECUTIVES’ SUPPLEMENTAL RETIREMENT PLAN
Effective Date: January 1, 2005
Krieg DeVault LLP
One Indiana Square, Suite 2800
Indianapolis, IN 46204-2079
www.kriegdevault.com

FIRST FINANCIAL CORPORATION 2005
EXECUTIVES’ SUPPLEMENTAL RETIREMENT PLAN

-i-

 -ii-

INTRODUCTION
     The purpose of this Plan is to provide supplemental retirement benefits for a select group of management or highly compensated Employees to help recompense the Employees for benefits lost due to the imposition of Code limitations on benefits under the Company’s tax-qualified defined benefit pension plan. It is the intention of the Employers that the Plan will constitute a deferred compensation arrangement that complies with Code Section 409A and an unfunded arrangement maintained for the purpose of providing deferred compensation for a select group of management or highly compensated employees for federal income tax purposes and for purposes of Title I of the Employee Retirement Income Security Act of 1974, as amended.
ARTICLE I
DEFINITIONS
     Whenever the initial letter of a word or phrase is capitalized herein, the following words and phrases will have the meanings stated below unless a different meaning is plainly required by the context:
     1.1 “2005 EDCP” means the First Financial Corporation 2005 Executives’ Deferred Compensation Plan, that was originally effective January 1, 2005, as amended from time to time.
     1.2 “Board” means the Board of Directors of First Financial Corporation.
     1.3 “Code” means the Internal Revenue Code of 1986, as amended.
     1.4 “Committee” means the Compensation Committee of the Board.
     1.5 “Company” means First Financial Corporation.
     1.6 “Effective Date” means January 1, 2005.
     1.7 “Employee” means any individual who is employed by an Employer.
     1.8 “Employer” means the Company, First Financial Bank N.A. and any other entity First Financial Corporation allows to adopt and become a co-sponsor of the Plan.
     1.9 “ESOP” means the First Financial Corporation Employee Stock Ownership Plan, as amended from time to time.
     1.10 “Frozen EDCP” means the First Financial Executive’s Deferred Compensation Plan that was originally effective January 1, 1996, and frozen effective December 31, 2004.
     1.11 “Frozen ESRP” means the First Financial Executives’ Supplemental Retirement Plan that was originally effective January 1, 1997, and frozen effective December 31, 2004.
     1.12 “Key Employee” means an Employee who is:
(a)	An officer of an Employer having annual compensation greater than $140,000;
 -i-

(b)	A five-percent owner of the Company; or

(c)	A one-percent owner of the Company having an annual compensation greater than $150,000.
The $140,000 amount in subsection 1.12(a) will be adjusted at the same time and in the same manner as under Code Section 415(d), except that the base period will be the calendar quarter beginning July 1, 2001, and any increase under this sentence which is not a multiple of $5,000 will be rounded to the next lower multiple of $5,000.
     1.13 “Participant” means a salaried executive Employee of an Employer who becomes a Participant pursuant to the provisions of Article II of the Plan.
     1.14 “Participant Benefit” means the benefit payable to a Participant under the Plan.
     1.15 “Pension Plan” means the First Financial Corporation Employees’ Pension Plan, as amended from time to time.
     1.16 “Plan” means the deferred compensation plan embodied herein, as amended from time to time, known as the First Financial Corporation 2005 Executives’ Supplemental Retirement Plan.
     1.17 “Plan Year” means the 12-month period beginning each January 1 and ending on the following December 31.
     1.18 “Separation from Service” means the date on which the Participant dies, retires or otherwise experiences a Termination of Employment with the Employer. Provided, however, a Separation from Service does not occur if the Participant is on military leave, sick leave or other bona fide leave of absence if the period of such leave does not exceed six months, or if longer, so long as the Participant retains a right to reemployment with the Employer under an applicable statute or by contract. For purposes of this Section, a leave of absence constitutes a bona fide leave of absence only if there is a reasonable expectation that the Participant will return to perform services for the Employer. If the period of leave exceeds six months and the Participant does not retain the right to reemployment under an applicable statute or by contract, the employment relationship is deemed to terminate on the first date immediately following such six-month period. Notwithstanding the foregoing, where a leave of absence is due to any medically determinable physical or mental impairment that can be expected to result in death or can be expected to last for a continuous period of not less than six months, where such impairment causes the Participant to be unable to perform the duties of his position of employment or any substantially similar position of employment, a 29-month period of absence may be substituted for such six-month period. The Participant shall incur a “Termination of Employment” for purposes of this Section when a termination of employment has occurred under Treasury Regulation 1.409A-1(h)(ii).
 -ii-

ARTICLE II
ELIGIBILITY AND PARTICIPATION
     A member of a select group of management or highly compensated Employees is eligible to become a Participant in the Plan provided the Employee is designated as a Participant by the Board or the Committee in writing. A designated Employee will become a Participant as of the later of the Effective Date or the date specified by the Committee. A Participant may be removed as an active Participant by the Committee effective as of any date, so that the Participant will not be entitled to accrue additional benefits under the Plan on or after that date.
ARTICLE III
BENEFITS
     3.1 Amount of Benefit. The amount, if any, of the Participant Benefit payable to or on account of a Participant pursuant to the Plan will, subject to subsection 5.5(a), equal the excess of (a) less (b) less (c) less (d), adjusted for the factors in (e), as determined by the Committee, where:
(a)	is the Participant’s Normal Benefit (as defined by Section 3.1 of the Pension Plan, but prior to reduction of such amount by the ESOP Monthly Benefit, as also defined by the Pension Plan) that would otherwise be payable to or on account of the Participant under the Pension Plan, calculated as of the Participant’s Normal Retirement Date (as defined by the Pension Plan) and ending on his death, on the basis of a “monthly retirement income,” which is the normal form of payment (as defined by the Pension Plan), determined as if the provisions of the Pension Plan were administered without regard to the limitations imposed by Code Sections 401(a)(17) and 415. For purposes of determining the Normal Benefit under this subsection (a), any salary deferral made by or on account of the Participant under the Frozen EDCP or the 2005 EDCP from the definition of compensation used to determine the Normal Benefit under the Pension Plan are to be included as compensation; and

(b)	is the Participant’s Normal Benefit (as defined by the Pension Plan, but prior to reduction of such amount by the ESOP Monthly Benefit, as also defined by the Pension Plan) that is payable to or on account of the Participant under the Pension Plan, calculated as of the Participant’s Normal Retirement Date (as defined by the Pension Plan) and ending on his death, on the basis of a monthly retirement income,” which is the normal form of payment (as defined by the Pension Plan); and

(c)	is the Participant’s accrued benefit under the Frozen ESRP that is payable to or on account of the Participant under the Frozen ESRP, calculated as of the Participant’s Normal Retirement Date (as defined by the Pension Plan) on the basis of a monthly retirement income, which is the normal form of payment (as defined by the Pension Plan)(such Frozen ESRP benefit being
 -iii-

calculated in similar manner, but with such benefit accruals being frozen in accordance with the Second Amendment to the Frozen ESRP; and

(d)	is the Participant’s Supplemental Benefit under Section 3.3 of the 2005 EDCP, converted to a monthly annuity in the same manner as provided for in the Pension Plan with regard to the Participant’s benefit under the ESOP; and

(e)	the result of calculating subsection (a) less subsection (b) less subsection (c) less subsection (d), above, will be adjusted by:
(i)	applying the actuarial factors provided by the Pension Plan, to reduce the Participant’s benefit for payments prior to or after the Participant’s Normal Retirement Date (as defined by the Pension Plan), if applicable; and

(ii)	applying the actuarial factors provided by the Pension Plan, to convert the monthly retirement income to the form of payment elected by the Participant pursuant to Section 5.3.
     3.2 Sample Calculation of Benefit. A sample calculation of the amount payable under the Plan is provided in Appendix A.
ARTICLE IV
INVESTMENT OF CONTRIBUTIONS
     4.1 Investments. Contributions to fund the benefits that may become payable under the Plan may be made to a so-called irrevocable “rabbi” trust established and maintained by the Company to provide for the benefits created by this Plan. The amount of contributions to be made by the Employers to the rabbi trust will be determined from time to time by the Committee in its sole discretion. No provision of the Plan will impose or be deemed to impose any obligation upon the Employers, other than an unsecured contractual obligation to make a cash payment to Participants and their beneficiaries in accordance with the terms of the Plan. Benefits payable under the Plan will be paid directly by the Employers from their general assets to the extent not paid from the rabbi trust established by the Company.
     4.2 Unsecured Contractual Rights. The Plan at all times will be unfunded and will constitute a mere promise by the Employers to make benefit payments in the future. Notwithstanding any other provision of this Plan, neither a Participant nor his beneficiary will have any preferred claim on, or any beneficial ownership interest in, any assets of the Employers prior to the time benefits are paid as provided in Article V. All rights created under this Plan will be mere unsecured contractual rights of the Participant against the Employers.
ARTICLE V
DISTRIBUTIONS
     5.1 Time of Payment of Benefits. Except as provided in Section 5.5, a Participant or his beneficiary will receive or begin to receive payment of his Participant Benefit within 120
 -iv-

days after the Participant’s Separation from Service. If at the time of the Participant’s Separation from Service, for any reason other than death, the Participant meets the definition of a Key Employee at the time of the Participant’s Separation from Service, payment of all amounts under this Section will be suspended for six months immediately following the date of his Separation from Service for reasons other than death. Payment of any installments that the Participant was otherwise entitled to receive during the six-month suspension period will be accumulated and paid in the form of a lump sum on the first day following the six-month suspension period. The remainder of the Participant’s Benefit will then commence distribution in the manner and at the time elected by the Participant. If the Participant incurs a Separation from Service due to death, regardless of whether the Participant meets the definition of a Key Employee, payment of his Participant Benefit will not be suspended.
     5.2 Method of Payment of Benefits. Except as provided in Sections 5.4 and 5.5, a Participant’s Benefit will be distributed in cash, in the number of installments effectively elected by the Participant. Installments will be payable at monthly, quarterly, semi-annual or annual intervals over a period not less than 3 years and not in excess of 20 years.
     5.3 Benefit Payment Elections.
(a)	Initial Election. A Participant may elect the manner in which his Participant Benefit under the Plan will be paid to him under Section 5.2 in accordance with the terms and conditions of this Section. To make an election a Participant must file an election with the Committee (on a form or forms prescribed by the Committee). To be effective, the election under this Section must be filed with the Committee no later than the later of: (i) the time the Participant first begins participating in the Plan (or under any other plan required to be aggregated with this Plan pursuant to the requirements of Code Section 409A); or (ii) December 31, 2007. If no election is made or if the election is not timely or properly made, distribution will be made in the form of five annual installments.

(b)	Change of Election. An election as to the manner of payment may not be changed after the payment has been made or installment payments have commenced. Prior to that time, a Participant may change his election by filing a new election form with the Committee; provided, however, that: (i) the new election will not take effect until at least 12 months after the date the new election is filed; (ii) the commencement of installment payments with respect to which such election is made must be deferred for a period of not less than five years from the date such payment would otherwise have been made; and (iii) the new election is filed at least 12 months prior to the date of the first scheduled payment under the Plan.
     5.4 Death of the Participant and Beneficiary Designation.
(a)	Form and Time of Payment. In the event a Participant dies prior to the time his Participant Benefit under the Plan is distributed, his Participant Benefit will be paid to his designated beneficiary(ies) in five annual
 -v-

installments. Such distribution will commence within 120 days of the date of the Participant’s death. If the Participant dies after distribution of his Participant Benefit has commenced, his remaining installments, if any, will be paid to his designated beneficiary(ies).

(b)	Designation of Beneficiaries. The Participant may designate a primary and contingent beneficiary(ies) to receive any amount payable under subsection 5.4(a). Such designation may be changed at any time for any reason by the Participant. If the Participant fails to designate a beneficiary, or if such designation will for any reason be illegal or ineffective, or if the designated beneficiary(ies) will not survive the Participant, his Participant Benefit under the Plan will be paid: (i) to his surviving spouse; (ii) if there is no surviving spouse, to the duly appointed and qualified executor or other personal representative of the Participant to be distributed in accordance with the Participant’s will or applicable intestacy law; or (iii) in the event there is no such representative appointed and qualified within 45 days after the Participant’s death, then to such persons as, at the date of death, would be entitled to share in the distribution of the Participant’s estate under the provisions of the applicable statutes then in force governing the descent of intestate property, in the proportions specified in such statute.
     5.5 Acceleration of Time of Payment. Except as provided in this Section, the schedule of payment of a Participant’s Benefit provided in Sections 5.1 through 5.4 may not be accelerated. The time of payment of a Participant’s Benefit may be accelerated in the following circumstances, each of which is an “Acceleration Event,” to payment in a single lump sum at a time that is no later than 60 days following the Committee’s determination that one of the Acceleration Events has occurred:
(a)	Domestic Relations Order. The time or schedule of a payment of a Participant’s Benefit may be accelerated to make a payment to an individual other than the Participant as may be necessary to fulfill a domestic relations order (as defined in Code Section 414(p)(1)(B)).

(b)	Conflicts of Interest. The time or schedule of a payment of a Participant’s Benefit may be accelerated to the extent reasonably necessary to avoid the violation of an applicable Federal, state, local, or foreign ethics law or conflicts of interest law (including where such payment is reasonably necessary to permit the service provider to participate in activities in the normal course of his or her position in which the service provider would otherwise not be able to participate under an applicable rule). A payment is reasonably necessary to avoid the violation of Federal, state, local, or foreign ethics laws or conflicts of interest law if the payment is a necessary part of a course of action that results in compliance with a Federal, state, local, or foreign ethics law or conflicts of interest law that would be violated absent such course of action, regardless of whether
 -vi-

other actions would also result in compliance with the Federal, state, local, or foreign ethics law or conflicts of interest law.

(c)	Payment of Employment Taxes. The time or schedule of a payment of a Participant’s Benefit may be accelerated to pay the Federal Insurance Contribution Act (“FICA”) tax imposed under Code Sections 3101, 3121(a) and 3121(v)(2) on compensation deferred under the Plan. Additionally, the time or schedule of a payment of a Participant’s Benefit may be accelerated under the Plan to pay the income tax at source on wages imposed under Code Section 3401 or the corresponding withholding provisions of state, local or foreign tax laws as a result of payment of the FICA amount, and to pay the additional income tax at source on wages attributable to the pyramiding section 3401 wages and taxes. However, the total payment under this paragraph will not exceed the aggregate of the FICA amount and the related income tax withholding on such FICA amount.

(d)	Income Inclusion Under Code Section 409A. The time or schedule of a payment of a Participant’s Benefit under the Plan may be accelerated to pay the income tax, interest and penalties imposed if the Plan fails to meet the requirements of Code Section 409A and related regulations; provided, however, such payment will not exceed the amount required to be included in income as a result of the failure to comply with the requirements of Code Section 409A and related regulations.

(e)	Plan Termination. The time or schedule of payment or commencement of payments from a Participant’s Benefit may be accelerated when the Plan is terminated in accordance with one of the following and the Participant’s Benefit is calculated as if the Participant Separated from Service on the date of the Plan termination:
(i)	The Company terminates the Plan within 12 months of a corporate dissolution taxed under Code Section 331, or with the approval of a bankruptcy court pursuant to 11 U.S.C. §503(b)(1)(A), provided that the amounts deferred under the Plan are included in the Participants’ gross incomes in the latest of the following years (or, if earlier, the taxable year in which the amount is constructively received).
A.	The calendar year in which the Plan termination and liquidation occurs;

B.	The first calendar year in which the amount is no longer subject to a substantial risk of forfeiture; or

C.	The first calendar year in which the payment is administratively practicable.
 -vii-

(ii)	The Company’s irrevocable action to terminate and liquidate the Plan within the 30 days preceding or the 12 months following a change in control (as defined in Treasury Regulation 1.409A-3(i)(5)). For purposes of this subsection 5.5(b), the Plan may be terminated only if all agreements, methods, programs, and other arrangements sponsored by the Employer immediately after the time of the change in control with respect to which deferrals of compensation are treated as having been deferred under a single plan under Treasury Regulation 1.409A-1(c)(2) are terminated and liquidated with respect to each Participant that experienced the change in control, so that under the terms of the termination and liquidation all such Participants are required to receive all amounts of compensation deferred under the Plan and other arrangements within 12 months of the date the Company irrevocably takes all necessary action to terminate and liquidate the Plan and other arrangements.

(iii)	The Company’s termination and liquidation of the Plan, provided that:
A.	The termination and liquidation does not occur proximate to a downturn in the financial health of the Company;

B.	The Company terminates and liquidates all agreements, programs, and other arrangements that would be aggregated under Treasury Regulation §1.409A-1(c) if the Participant had deferrals of compensation under all of the agreements, methods, programs, and other arrangements that are terminated and liquidated;

C.	No payments in liquidation of the Plan are made within 12 months of the date the Company takes all necessary action to irrevocably terminate and liquidate the plan other than payments that would be payable under the terms of the Plan if the action to terminate and liquidate the Plan had not occurred;

D.	All payments are made within 24 months of the date the Company takes all necessary action to irrevocably terminate and liquidate the Plan; and

E.	The Company does not adopt a new plan or arrangement that would be aggregated with any terminated and liquidated plan or arrangement under Treasury Regulation §1.409A-1(c) if the same Participant participated in both plans or arrangements, at any time within three years following the date the Company takes all necessary action
 -viii-

to irrevocably terminate and liquidate the Plan.
(iv)	Such other events and conditions as the Internal Revenue Service may prescribe in generally applicable guidance published in the Internal Revenue Bulletin.
ARTICLE VI
PLAN ADMINISTRATION
     6.1 Administration by the Committee. The Committee will be responsible for administering the Plan. Except as the Company will otherwise expressly determine, the Committee will be charged with the full power and the responsibility for administering the Plan in all its details.
     6.2 Powers and Responsibilities of the Committee.
(a)	The Committee will have all powers necessary to administer the Plan, including the power to construe and interpret the Plan documents; to decide all questions relating to an individual’s eligibility to participate in the Plan; to determine whether a Participant has actually retired; to determine the amount, manner and timing of any distribution of benefits or withdrawal under the Plan; to resolve any claim for benefits in accordance with Article VIII, and to appoint or employ advisors, including legal counsel, to render advice with respect to any of the Committee’s responsibilities under the Plan. Any construction, interpretation or application of the Plan by the Committee will be final, conclusive and binding. All actions by the Committee will be taken pursuant to uniform standards applied to all persons similarly situated.

(b)	Records and Reports. The Committee will be responsible for maintaining sufficient records to determine each Participant’s eligibility to participate in the Plan.

(c)	Rules and Decisions. The Committee may adopt such rules as it deems necessary, desirable or appropriate in the administration of the Plan. All rules and decisions of the Committee will be applied uniformly and consistently to all Participants in similar circumstances. When making a determination or calculation, the Committee will be entitled to rely upon information furnished by a Participant or beneficiary, the Employers or the legal counsel of an Employer.

(d)	Application and Forms for Benefits. The Committee may require a Participant or beneficiary to complete and file with it an application for a benefit, and to furnish all pertinent information requested by it. The Committee may rely upon all such information so furnished to it, including the Participant’s or beneficiary’s current mailing address.

-ix-

     6.3 Liabilities. The individual members of the Committee will be indemnified and held harmless by the Employers with respect to any actual or alleged breach of responsibilities performed or to be performed hereunder.
     6.4 Income and Employment Tax Withholding. The Employers will be responsible for withholding, and the Participant and each beneficiary will agree to such withholdings from the distribution of his Participant Benefit under the Plan of all applicable federal, state, city and local taxes.
ARTICLE VII
AMENDMENT AND TERMINATION OF THE PLAN
     7.1 Amendment of the Plan. The Company will have the right at any time to modify, alter or amend the Plan in whole or in part, except that no amendment or suspension shall retroactively impair or otherwise adversely affect (without written consent) the rights of a Participant or beneficiary which have accrued prior to the date of such action.
     7.2 Termination of the Plan. The Company reserves the right at any time to terminate the Plan or to reduce or cease benefit accruals at any time, except that no amendment or suspension shall retroactively impair or otherwise adversely affect (without written consent) the rights of a Participant or beneficiary which have accrued prior to the date of such action.
ARTICLE VIII
CLAIMS PROCEDURES
     8.1 Procedures Governing Benefit Claims. For purposes of the Plan, a “Benefit Claim” means a request for a Plan benefit or benefits, made by a Claimant or by an authorized representative of a Claimant, which complies with the Plan’s procedures for making benefit claims. “Claimant” means a Participant, a surviving spouse of a Participant, a beneficiary, an Alternate Payee or a personal representative of the Participant’s estate who is claiming entitlement to the payment of any benefit under the Plan. “Alternate Payee” means any spouse, former spouse, child or other dependent of a Participant who is recognized by a domestic relations order as having a right to receive all, or a portion of, the Participant Benefits payable under the Plan with respect to such Participant.
     8.2 Notification of Benefit Determinations. The Committee will notify a Claimant, in accordance with Section 8.3, of the Plan’s benefit determination within a reasonable period of time after a Separation from Service or after the Committee’s receipt of a Benefit Claim, but not later than 90 days after receipt of the Benefit Claim by the Committee. If special circumstances require an extension of time for processing the Benefit Claim, the Committee will notify the Claimant of the extension prior to the termination of the initial period described above. The notice will indicate the special circumstances requiring the extension of time and the date by which the Plan expects to make the benefit determination. In no event will the extension exceed a period of 90 days from the end of the initial period.
     8.3 Manner and Content of Notification of Benefit Determinations. All notices given by the Committee under this Article will be given to a Claimant, or to his authorized
 -x-

representative, in a manner that satisfies the standards of 29 CFR 2520.104b-1(b) as appropriate with respect to the particular material required to be furnished or made available to that individual. The Committee may provide a Claimant with either a written or an electronic notice of the Plan’s benefit determination. Any electronic notification will comply with the standards imposed by 29 CFR 2520.104b-1(c)(1)(i), (ii), (iii) and (iv). In the case of an Adverse Benefit Determination, the notice will set forth, in a manner calculated to be understood by the Claimant:
(a)	The specific reasons for the adverse determination;

(b)	Reference to the specific Plan provisions (including any internal rules, guidelines, protocols, criteria, etc.) on which the determination is based;

(c)	A description of any additional material or information necessary for the Claimant to complete the claim and an explanation of why such material or information is necessary; and

(d)	A description of the Plan’s review procedures and the time limits applicable to such procedures.
     The term “Adverse Benefit Determination” means a denial, reduction or termination of, or a failure to provide or make payment (in whole or in part) for any benefit payable under the Plan.
     8.4 Appeal of Adverse Benefit Determinations. A Claimant who receives an Adverse Benefit Determination and desires a review of that determination must file, or his authorized representative must file on his behalf, a written request for a review of the Adverse Benefit Determination, not later than 60 days after receiving the determination.
     The written request for a review must be filed with the Board. Upon receiving the written request for review, the Board will advise the Claimant, or his authorized representative, in writing that:
(a)	The Claimant, or his authorized representative, may submit written comments, documents, records and any other information relating to the claim for benefits; and

(b)	The Claimant will be provided, upon request of the Claimant or his authorized representative, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s Benefit Claim, without regard to whether those documents, records, and information were considered or relied upon in making the Adverse Benefit Determination that is the subject of the appeal.
     8.5 Benefit Determination on Review. All appeals by a Claimant of an Adverse Benefit Determination will receive a full and fair review by the Board.
     8.6 Notification of Benefit Determination on Review. The Board will notify a Claimant, in accordance with Section 8.7, of the Plan’s benefit determination on review within a
 -xi-

reasonable period of time, but not later than 60 days after the Plan’s receipt of the Claimant’s request for review of an Adverse Benefit Determination. If, however, special circumstances require an extension of time for processing the review by the named fiduciary, the Claimant will be notified, prior to the termination of the initial 60 day period, of the special circumstances requiring the extension and the date by which the Plan expects to render the Plan’s benefit determination on review, which will not be later than 120 days after receipt of a request for review. Provided, however, in the case of a Plan with a committee or other group designated as the appropriate named fiduciary that holds regularly scheduled meetings at least quarterly, the time limit of this subsection will be modified in accordance with 29 CFR 2560.503-1(i)(1)(ii) or 29 CFR 2560.503-1(i)(3)(ii), whichever is applicable.
     8.7 Manner and Content of Notification of Benefit Determination on Review. The Board will provide a Claimant with notification of its benefit determination on review in a method described in Section 8.3.
     In the case of an Adverse Benefit Determination on review, the notification must set forth, in a manner calculated to be understood by the Claimant:
(a)	The specific reasons for the adverse determination on review;

(b)	Reference to the specific Plan provisions (including any internal rules, guidelines, protocols, criteria, etc.) on which the benefit determination on review is based;

(c)	A statement that the Claimant is entitled to receive, upon request and free of charge, reasonable access to, and copies of, all documents, records and other information relevant to the Claimant’s Benefit Claim, without regard to whether those records were considered or relied upon in making the Adverse Benefit Determination on review, including any reports, and the identities, of any experts whose advice was obtained.
     8.8 Court Action. No Participant or beneficiary will have the right to seek judicial review of a denial of benefits, or to bring any action in any court to enforce a claim for benefits, prior to filing a claim for benefits and exhausting his rights to review under this Section.
ARTICLE IX
MISCELLANEOUS
     9.1 Governing Law. The Plan will be construed, regulated and administered according to the laws of the State of Indiana, except in those areas preempted by the laws of the United States of America in which case such laws will control.
     9.2 Headings and Gender. The headings and subheadings in the Plan have been inserted for convenience of reference only and will not affect the construction of the provisions hereof. In any necessary construction the masculine will include the feminine and the singular the plural, and vice versa.
 -xii-

     9.3 Participant’s Rights; Acquittance. No Participant will acquire any right to be retained in an Employer’s employ by virtue of the Plan, nor, upon his dismissal, or upon his voluntary termination of employment, will he have any right or interest in or to any Plan assets other than as specifically provided herein.
     9.4 Spendthrift Clause. No benefit or interest available hereunder will be subject in any manner to anticipation, alienation, sale, transfer, assignment, pledge, encumbrance, attachment or garnishment by creditors of the Participant or the Participant’s beneficiary, either voluntarily or involuntarily.
     9.5 Counterparts. This Plan may be executed in any number of counterparts, each of which will constitute but one and the same instrument and may be sufficiently evidenced by any one counterpart.
     9.6 No Enlargement of Employment Rights. Nothing contained in the Plan will be construed as a contract of employment between an Employer and any person, nor will the Plan be deemed to give any person the right to be retained in the employ of an Employer or limit the right of an Employer to employ or discharge any person with or without cause, or to discipline any Employee.
     9.7 Limitations on Liability. Notwithstanding any of the preceding provisions of the Plan, none of the Employers, the Committee and each individual acting as an employee or agent of any of them will be liable to any Participant, Employee or beneficiary for any claim (other than a claim for the Participant’s benefit), loss, liability or expense incurred in connection with the Plan, except when the same will have been judicially determined to be due to the gross negligence or willful misconduct of such person.
     9.8 Incapacity of Participant or Beneficiary. If any person entitled to receive a distribution under the Plan is physically or mentally incapable of personally receiving and giving a valid receipt for any payment due (unless prior claim therefor will have been made by a duly qualified guardian or other legal representative), then, unless and until claim therefor will have been made by a duly appointed guardian or other legal representative of such person, the Committee may provide for such payment or any part thereof to be made to any other person or institution then contributing toward or providing for the care and maintenance of such person.
     9.9 Corporate Successors. The Plan will not be automatically terminated by a transfer or sale of assets of the Company or by the merger or consolidation of the Company into or with any other corporation or other entity (“Transaction”), but the Plan will be continued after the Transaction only if and to the extent that the transferee, purchaser or successor entity agrees to continue the Plan.
     9.10 Evidence. Evidence required of anyone under the Plan may be by certificate, affidavit, document or other information which the person relying thereon considers pertinent and reliable, and signed, made or presented by the proper party or parties.
 -xiii-

     9.11 Action by Employer. Any action required of or permitted by an Employer under the Plan will be by resolution of its board or, for the Company, by resolution of the Board or the Committee or by a person or persons authorized by resolution of the Board or the Committee.
     9.12 Severability. In the event any provisions of the Plan will be held to be illegal or invalid for any reason, such illegality or invalidity will not affect the remaining parts of the Plan, and the Plan will be construed and endorsed as if such illegal or invalid provisions had never been contained in the Plan.
SIGNATURES
     IN WITNESS WHEREOF, the Company has caused this First Financial Corporation 2005 Executives’ Supplemental Retirement Plan to be executed by its officers thereunder duly authorized, this 29th day of August, 2007, but effective as of January 1, 2005.

FIRST FINANCIAL CORPORATION
By:	/s/ Norman L. Lowery
Norman L. Lowery, Chief Executive Officer

ATTEST:

By:	/s/ Michael A. Carty
Michael A. Carty, Secretary/Treasurer
 -xiv-

APPENDIX A
SAMPLE CALCULATION DESCRIPTION

Item 1.	Determine the vested Normal Benefit payable to the Participant under the Pension Plan, calculated as of the Participant’s Normal Retirement Date on the basis of the normal form of payment as defined in the Pension Plan (monthly retirement income) without taking into account the offset by the Participant’s ESOP Monthly Benefit, and without regard to the limitations imposed by Code Sections 401(a)(17) and 415 and including deferrals to the Frozen EDCP and 2005 EDCP as compensation.

Item 2.	Determine the vested Normal Benefit payable to the Participant under the Pension Plan, calculated as of the Participant’s Normal Retirement Date, on the basis of the normal form of payment as defined in the Pension Plan (monthly retirement income) without taking into account the offset by the Participant’s ESOP Monthly Benefit (as defined in Section 3.6 of the Pension Plan).

Item 3.	Subtract Item 2 from Item 1 to determine the amount of the monthly retirement income benefit that is not payable to the Participant under the Pension Plan due to the restrictions imposed by the Code.

Item 4.	Determine the unadjusted monthly benefit that would be payable to the Participant under the Frozen ESRP.

Item 5.	Subtract Item 4 from Item 3.

Item 6.	Determine the Participant’s Supplemental Benefit payable due to contributions under Section 3.3 of the 2005 EDCP and earnings thereon and convert it to a monthly annuity in the same manner as provided for in the Pension Plan with regard to the Participant’s benefit under the ESOP.

Item 7.	Subtract Item 6 from Item 5 to determine the unadjusted benefit payable under this Plan.

Item 8.	Adjust the amounts determined in Item 7 by the actuarial adjustments provided in the Pension Plan to convert the monthly retirement income to the form of benefit elected by the Participant and to adjust for payments prior to or after the Participant’s Normal Retirement Date, if applicable.

1

Sample Payment of Benefit Calculation

Pension Payments Exceed ESOP Payments
Item 1	Calculate Pension Plan Monthly Benefit without Code Limits	$

Item 2	Calculate Pension Plan Monthly Benefit with normal limits under the Code	$

Item 3	Subtract Item 2 from Item 1	$

Item 4	Calculate the benefit payable under the frozen ESRP	$

Item 5	Subtract Item 4 from Item 3	$

Item 6	Calculate the unadjusted monthly benefit payable under the 2005 EDCP	$

Item 7	Subtract Item 6 from Item 5	$

Item 8
Adjust Item 7 by the actuarial factors provided by the Pension Plan to convert the monthly retirement income to the form of benefit selected by the Participant and to adjust for payments received prior to or after Normal Retirement Date.
$

2